EXHIBIT 99.1

BBSI Reports Second Quarter 2020 Financial Results

- Continues to Navigate COVID-19 From a Position of Strength, Reporting a 38% Sequential Quarter Increase in Unrestricted Cash and Investments to $129.7 Million and $11.5 Million in Net Income -

- Reinstates 2020 Financial Outlook, Expecting Diluted EPS of $3.70 -

VANCOUVER, Washington, August 04, 2020 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Financial Summary vs. Year-Ago Quarter

•	Net revenues down 13% to $201.0 million.

•	Gross billings down 6% to $1.37 billion.

•	Net income of $11.5 million, or $1.51 per diluted share, compared to net income of $13.9 million, or $1.81 per diluted share.

•	Unrestricted cash and investments up 28% to $129.7 million (up 38% versus Q1 2020).

“I am proud of the work and support that we have provided to our clients to help them navigate these unprecedented times,” said Gary Kramer, CEO of BBSI. “Our teams were there to support over 7,000 business owners in a time of great uncertainty and, for many, significant stress.

“Our results reflect the strength of our business model, the execution of our COVID-19 strategy and, more importantly, the resilience of small businesses. Our people, product, information technology and financial position have never been more relevant, and we are poised to emerge from this period even stronger than when we entered it.”

Second Quarter 2020 Financial Results

Net revenues in the second quarter of 2020 were down 13% to $201.0 million compared to $231.0 million in the second quarter of 2019.

Total gross billings in the second quarter decreased 6% to $1.37 billion compared to $1.46 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The decrease was directly attributable to the effects of the ongoing COVID-19 pandemic and its impact on the economy and operations of small businesses. Gross billings reached their lowest point in April with a rebound in payrolls occurring in May and June.

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Non-GAAP gross workers’ compensation expense as a percent of gross billings was 3.8% in the second quarter and benefited from a favorable one-time adjustment of prior accident year liability of $1.4 million as well as other cost-saving measures.

Net income for the second quarter of 2020 decreased to $11.5 million, or $1.51 per diluted share, compared to net income of $13.9 million, or $1.81 per diluted share, in the year-ago quarter. The decline in net income is primarily attributable to the decline in billing volume and lower investment income in the quarter, partially offset by reductions in operating expenses in the period.

Liquidity

As of June 30, 2020, unrestricted cash and investments increased 28% to $129.7 million compared to $101.0 million in the year-ago quarter and a 38% increase compared to the first quarter of 2020. BBSI remains debt free with the exception of the $3.8 million mortgage on its corporate headquarters. On May 15, 2020, BBSI increased its borrowing capacity from $33 million to $50 million on its revolving line of credit.

Dividend

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on September 4, 2020 to all stockholders of record as of August 21, 2020.

Outlook

BBSI expects diluted earnings per share of $3.70 for the full year 2020. This includes an estimate that gross billings will decrease approximately 3% for the year, with the low point for gross billings occurring in the second quarter. This estimate assumes an effective tax rate of approximately 21%.

BBSI also expects workers’ compensation expense as a percentage of gross billings to decrease to a range of 3.8% to 4.0%, which includes the favorable adjustments to liabilities recorded through the second quarter.

Conference Call

BBSI will conduct a conference call on Wednesday, August 5, 2020, at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the second quarter ended June 30, 2020.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, August 5, 2020
Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13707226

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at www.mybbsi.com.

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A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through September 5, 2020.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13707226

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billing amounts and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billing and wage information for the three and six months ended June 30, 2020 and 2019.

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Gross billings	$1,369,990	$1,463,962	$2,809,110	$2,824,206
PEO and staffing wages	$1,177,855	$1,246,576	$2,410,435	$2,402,947

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be an integral part of our workers’ compensation program because they encourage client companies to maintain safe work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program.

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Workers' compensation	$44,921	$53,174	$99,435	$107,403
Safety incentive costs	6,802	7,833	13,781	14,536
Non-GAAP gross workers' compensation	$51,723	$61,007	$113,216	$121,939

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
PEO and staffing wages	86.0%	85.2%	85.8%	85.1%
Payroll taxes and benefits	6.8%	6.9%	7.6%	7.7%
Non-GAAP gross workers' compensation	3.8%	4.2%	4.0%	4.3%

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About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 7,200 clients across all lines of business in 31 states. For more information, please visit www.mybbsi.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding the effects of the COVID-19 pandemic on our business operations and product relevance, and future gross billings, effective tax rates, earnings per share, and workers’ compensation expense as a percentage of gross billings, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effects of governmental orders imposing business closures and stay-at-home and physical distancing requirements, changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, changes in the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, the effect of governmental investigations, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, and the effects of the pandemic, economic slowdown, and conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2019 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$62,210	$44,570
Investments	67,473	82,590
Trade accounts receivable, net	188,383	163,561
Income taxes receivable	3,506	1,335
Prepaid expenses and other	17,377	14,919
Restricted cash and investments	82,567	116,873
Total current assets	421,516	423,848
Property, equipment and software, net	35,278	31,724
Operating lease right-of-use assets	24,985	23,805
Restricted cash and investments	239,032	327,326
Goodwill	47,820	47,820
Other assets	3,707	3,618
Deferred income taxes	-	2,788
	$772,338	$860,929
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	4,951	5,993
Accrued payroll, payroll taxes and related benefits	181,406	174,168
Current operating lease liabilities	7,244	6,671
Other accrued liabilities	6,553	8,846
Workers' compensation claims liabilities	89,868	118,273
Safety incentives liability	25,767	27,950
Total current liabilities	316,010	342,122
Long-term workers' compensation claims liabilities	246,636	320,713
Long-term debt	3,620	3,730
Deferred income taxes	2,685	-
Long-term operating lease liabilities	18,630	17,883
Customer deposits and other long-term liabilities	4,869	4,682
Stockholders' equity	179,888	171,799
	$772,338	$860,929

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Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Professional employer service fees	$180,488	$203,157	$374,080	$393,684
Staffing services	20,543	27,825	46,055	55,513
Total revenues	201,031	230,982	420,135	449,197
Cost of revenues:
Direct payroll costs	15,796	20,992	34,873	41,834
Payroll taxes and benefits	93,671	101,697	213,133	216,494
Workers' compensation	44,921	53,174	99,435	107,403
Total cost of revenues	154,388	175,863	347,441	365,731
Gross margin	46,643	55,119	72,694	83,466
Selling, general and administrative expenses	33,255	39,005	65,370	72,165
Depreciation and amortization	1,171	970	2,171	1,939
Income from operations	12,217	15,144	5,153	9,362
Other income, net	1,666	2,851	4,399	5,458
Income before income taxes	13,883	17,995	9,552	14,820
Provision for income taxes	2,373	4,088	1,449	3,213
Net income	$11,510	$13,907	$8,103	$11,607
Basic income per common share	$1.52	$1.88	$1.07	$1.57
Weighted average basic common shares outstanding	7,557	7,410	7,539	7,408
Diluted income per common share	$1.51	$1.81	$1.06	$1.51
Weighted average diluted common shares outstanding	7,647	7,692	7,678	7,674

Investor Relations:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com

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